Exhibit 10.35

STOCK PURCHASE AGREEMENT

            Stock Purchase Agreement, dated as of October 6, 2016 (this “Agreement”), by and between Net 1 UEPS Technologies, Inc., a Florida corporation (the “Company”) and Draper Gain Investments Ltd., a company organized under the laws of England and Wales (“Purchaser”).

            WHEREAS, upon the terms and conditions set forth in this Agreement, the Company agrees to sell and Purchaser agrees to purchase two million five hundred thousand (2,500,000) shares of the Company’s common stock, par value $.001 per share (the “Shares”), at a price per share of US$9.00, for an aggregate purchase price of US$22,500,000 (the “Purchase Price”).

            NOW, THEEFORE, in consideration of the covenants and agreements set forth herein, the Company and Purchaser hereby agree as follows:

1.        Agreement to Purchase and Sell. Subject to the conditions set forth in this Agreement, Purchaser agrees to purchase the Shares from the Company and the Company agrees to sell to the Shares to Purchaser at a price equal to the Purchase Price. The Company agrees that, prior to Closing (as defined below), it will not (a) declare or pay any dividends or other distributions on its capital stock or (b) split, combine or reclassify its capital stock.

2.        The Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of DLA Piper LLP (US), at 10:00 a.m. on the later of November 9, 2016 or the 31st day after the Company provides the notice required to be provided pursuant to Section 3.06 of the Policy Agreement dated April 11, 2016 by and among the Company, the International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP and Africa Capitalization Fund, Ltd., or at such other time and place as the Company and Purchaser may mutually agree (the “Closing Date”). On the Closing Date, Purchaser shall pay the Purchase Price for the Shares by wire transfer of immediately available funds to one or more bank accounts designated by the Company and the Company shall cause the Shares to be issued in the name of Purchaser through direct registration on the books of the Company’s transfer agent.

3.        Securities Act; Restrictions on Transfer and Share Legend. The sale of the Shares will be registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Company’s currently effective shelf registration statement. Notwithstanding such registration, Purchaser agrees that for a period of six months after the Closing Date, it shall not sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, directly or indirectly, any of the Shares. For the avoidance of doubt, a sale, transfer or other disposition of Shares includes, without limitation, the sale of any option or contract to purchase the Shares or entry into any agreement or arrangement that transfers any economic interest in the ownership of the Shares. The Shares will bear an appropriate legend referring to this transfer restriction.

4.        Representations and Warranties of the Company. The Company represents and warrants that: (i) it is a validly existing corporation in good standing under the laws of the state of Florida; (ii) this Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity); and (iii) the Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable.

5.        Representations and Warranties of Purchaser. Purchaser represents and warrants that: (i) it is a validly existing company in good standing under the laws of the England and Wales; (ii) this Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity); and (iii) Purchaser is purchasing the Shares for its account and not for the account of any other person.

6.        Entire Agreement; Amendments and Waivers. This Agreement contains the sole and entire agreement, and supersedes all prior discussions and understandings, between the parties with respect to the subject matter hereof. This Agreement may be amended or any provision of this Agreement waived only if such amendment or waiver is made or given in writing by both parties..

7.        Further Assurances. Each of the parties shall execute such documents and perform such further act as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

8.        Public Announcements. The parties agree that any public announcement concerning this Agreement and the transactions contemplated hereby shall be approved in advance by each of them; provided that in the absence of any such agreement, the Company may make any announcement required by applicable law or stock exchange rules.

9.        Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may designate either (a) an entity wholly-owned, directly or indirectly, by Peter Gain and/or one or more of his immediate family members or (b) a trust established for the sole benefit of Peter Gain and/or one or more of his immediate family members and of which Peter Gain is a trustee, to purchase the Shares in lieu of Purchaser so long as such entity executes a separate writing in a form reasonably satisfactory to the Company pursuant to which it agrees to be bound by the provisions of this Agreement.

10.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

12.      Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if sent by email to the following addresses (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:	Mr. Herman Kotzé

E-mail: hermank@net1.com

If to Purchaser:	Mr. Peter Gain

E-mail: peter@drapergain.com

13.      Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

14.      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

NET 1 UEPS TECHNOLOGIES, INC.

By: /s/ Herman G. Kotzé
Herman G. Kotzé
Chief Financial Officer

DRAPER GAIN INVESTMENTS LTD.
By:/s/ Peter Gain
Peter Gain
Chairman